Exhibit 3.2

CERTIFICATE OF RETIREMENT

OF

CLASS A COMMON STOCK

OF

CLEARWAY ENERGY, INC.

(Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware)

Clearway Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1.            On April 29, 2026, a Fifth Amended and Restated Certificate of Incorporation of the Company (the “Fifth Amended and Restated Certificate of Incorporation”) was filed in the Office of the Secretary of State of the State of Delaware.

2.            Section 2 of Article Four of the Fifth Amended and Restated Certificate of Incorporation authorizes the issuance of 2,544,613,853 shares of capital stock, consisting of (i) 10,000,000 shares of Preferred Stock, par value $0.01 per share, (ii) 34,613,853 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), (iii) 500,000,000 shares of Class B Common Stock, par value $0.01 per share, (iv) 1,000,000,000 shares of Class C Common Stock, par value $0.01 per share (the “Class C Common Stock”), and (v) 1,000,000,000 shares of Class D Common Stock, par value $0.01 per share.

3.            Pursuant to Section 1(a) of Article Four of the Fifth Amended and Restated Certificate of Incorporation, at 12:01 a.m., Eastern Time, on May 1, 2026, all 34,613,853 shares of Class A Common Stock converted into shares of Class C Common Stock (the “Class A Conversion”).

4.            Section 1(c) of Article Four of the Fifth Amended and Restated Certificate of Incorporation provides that (i) from and after the Class A Conversion, all references in the Fifth Amended and Restated Certificate of Incorporation to Class A Common Stock shall be deemed to have no further force or effect and the Company shall no longer have authority to issue or reissue shares of Class A Common Stock, (ii) any shares of Class A Common Stock converted pursuant to the Class A Conversion shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred and (iii) the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Common Stock accordingly.

5.            The shares of Class A Common Stock retired hereby constitute all of the authorized shares of the class to which they belong.

6.            Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective time of the filing of this Certificate of Retirement, (i) all 34,613,853 shares of Class A Common Stock are hereby retired and (ii) this Certificate of Retirement shall have the effect of amending the Fifth Amended and Restated Certificate of Incorporation so as to (a) reduce the total authorized number of shares of Class A Common Stock to zero, (b) reduce the total authorized number of shares of capital stock which the Company may issue from 2,544,613,853 shares to 2,510,000,000 shares and (c) eliminate from the Fifth Amended and Restated Certificate of Incorporation all references to the Class A Common Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Retirement to be signed by its duly authorized officer, this 1st day of May 2026.

Clearway energy, inc.

By:	/s/ Kevin P. Malcarney
Name:	Kevin P. Malcarney
Title:	Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Certificate of Retirement of Class A Common Stock]